Exhibit 10.3

EXECUTION

INDEMNIFICATION AGREEMENT

dated as of June 20, 2021

among

PERSHING SQUARE TONTINE HOLDINGS, LTD.

and

VIVENDI S.E

Table of content

1.	Definitions	2

1.1.	Definitions	2

1.2.	Other definitional and interpretative provisions	3

2.	Indemnification	4

2.1.	Scope of the Indemnification	4

2.2.	Limitations	6

2.3.	Third-Party Beneficiaries	6

2.4.	Payments	6

2.5.	Sole Remedy	7

3.	Representations and Warranties of Tontine	7

3.1.	Organization	7

3.2.	Binding Obligation	7

3.3.	No Defaults or Conflicts	7

3.4.	Solvency	7

3.5.	Litigation	8

4.	Miscellaneous	8

4.1.	Notices	8

4.2.	Amendments and Waivers	9

4.3.	Expenses	9

4.4.	Governing Law and Jurisdiction	9

4.5.	Consent to Jurisdiction, Venue and Service of Process	10

4.6.	Waiver of Jury Trial	10

4.7.	Counterparts; Effectiveness	10

4.8.	Entire Agreement	11

4.9.	Severability	11

4.10.	Specific Performance	11

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION (this “Agreement”) is made on June 20, 2021,

BY AND AMONG:

(1)

Vivendi S.E., a corporation (société européenne) incorporated under the laws of France and registered in the Paris Trade and Companies Register (RCS) under number 343 134 763, having its registered address at 42, avenue de Friedland, 75008 Paris, France (“Vivendi”), and

(2)

Pershing Square Tontine Holdings, Ltd., a corporation incorporated under the laws of Delaware, having its registered address at 787 Eleventh Avenue,9th Floor, NY, NY 10019, USA (“Tontine” and together with Vivendi, collectively the “Parties” and individually a “Party”).

WHEREAS:

(A)

The Parties have engaged in discussions pursuant to which Vivendi and Tontine have entered into, on the same date as this Agreement, a share purchase agreement (the “SPA”) regarding the purchase, by Tontine of a number of ordinary shares of Universal Music Group B.V., a private company with limited liability organized under the laws of the Netherlands, having its official seat in the municipality of Hilversum, the Netherlands and registered with the Dutch trade register under number 81106661 (“UMG”), representing 10% (minus one share) of UMG’s share capital and voting rights (the “Sale Shares”) from Vivendi.

(B)	It is contemplated that:

i.

tender offers will be commenced by Tontine as contemplated in the SPA and in accordance with U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), to satisfy the redemption rights of holders of its Class A common stock (“Redemption TO”) and to provide holders of its outstanding public warrants with the ability to participate in the Proposed Transaction (as defined below) (the “Warrant TO” and together with the Redemption TO, the “Tender Offers”);

ii.	all the shares of UMG (including the Sale Shares) will be admitted to trading on the regulated markets of Euronext Amsterdam (the “Listing”);

iii.

after the Listing and in accordance with Applicable Law, Tontine intends to distribute substantially all of the Sale Shares to holders of its outstanding shares through a dividend in kind or similar transaction (the “Distribution”), and the Distribution will be registered pursuant to a Registration Statement under the U.S. Securities Act of 1933 (collectively with the Listing, the “Proposed Transaction”).

(C)

Upon consummation, the Proposed Transaction will be considered to be Tontine’s “initial business combination” for purposes of Tontine’s organizational documents and any contractual obligations of Tontine in connection with Tontine’s formation and initial public offering.

(D)

Vivendi would not be willing to enter into the SPA without adequate protection against certain potential liability. The Parties hereby enter into this Agreement as a condition and inducement to Vivendi’s willingness to enter into the SPA and consummate the Proposed Transaction.

(E)

In light of that, Tontine is willing to contractually obligate itself to indemnify and hold harmless Vivendi and its Subsidiaries, Affiliates, officers, directors, controlling shareholders and control persons in connection with the Registration Statement, the Tender Offers and the Distribution.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1.	Definitions

The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, Controls, is Controlled by or is under common Control with such Person.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or relevant stock exchange that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, the State of Delaware, France or the Netherlands are required or authorized by Applicable Law to close.

“CRS” means the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard, or any amended or successor version.

“date hereof” and “date of this Agreement” means the date first written above.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity securities in, or of the managing member, general partner or managing partner of, such other Person, or if such first Person, directly or indirectly, controls, appoints or has the ability to appoint or elect a majority of board of directors, managing member, general partner, managing partner or other similar governing body or position of such other Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“FATCA” means Sections 1471 through 1474 of the U.S. Tax Code, or any amended or successor version.

“Governmental Authority” means (i) any transnational, domestic or foreign national, federal, regional, state, provincial, municipal or local government, including any political subdivision thereof; (ii) any governmental, regulatory or administrative authority, department, division, agency, body, board or commission; (iii) any public international organization (including any central bank, Tax or monetary authority); (iv) any instrumentality or officer acting in an official capacity on behalf of any of the foregoing; (v) any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administration functions of government; and (vi) any governing body of any securities exchange.

“Indemnified Person Income Tax” means a Tax (including withholding or deduction relating to such Tax) that arises as a result of any matter relating to the identity or jurisdiction of any Indemnified Person, including any Taxes imposed on or measured by net income, franchise taxes, or branch profits taxes imposed as a result of any present or former connection between the Indemnified Person and the Taxing jurisdiction (other than a connection as a result of this Agreement and/or any of the transactions and documentation contemplated hereunder).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, assessment, arbitration, decision or other award entered by or with any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Registration Statement” means a registration statement (which may include Tontine’s proxy statement) to register the Distribution under the Securities Act, which may not be filed with the U.S. Securities and Exchange Commission before October 1, 2021 pursuant to the SPA.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any entity which is Controlled by such Person.

“Tax” means all forms of federal, state, provincial, county, local, municipal, and national taxes, duties, levies, social security contributions (or similar charges of any kind whatsoever, whether payable directly or by withholding, including, without limitation, income, franchise, property, sales, customs, registration, value added, employment, gains, and social security taxes, together with any interest, penalties and additions imposed with respect to such amounts), imposed by or payable to any Governmental Authority or Tax Authority whether direct or indirect, and including penalties, additions, interest, costs and expenses and any payment obligation by way of reimbursement, recharge, indemnity or damages relating to such taxes, duties, levies, social security contributions or other imposts or withholdings.

“Tax Authority” means any Governmental Authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

“U.S. Tax Code” means the Internal Revenue Code of 1986, as amended.

1.2.	Other definitional and interpretative provisions

In this Agreement, unless otherwise specified:

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(d)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, unless the context otherwise requires.

(e)

Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(f)	“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g)

References to any law include any rules and regulations promulgated thereunder. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person.

(h)

The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

2.	INDEMNIFICATION

2.1.	Scope of the Indemnification

(a)

Subject to the terms and conditions of this Agreement, Tontine will indemnify and hold harmless Vivendi and its Subsidiaries, Affiliates, directors, officers, controlling persons (as such terms are used for purposes of section 15 of the Securities Act and section 20(a) of the Exchange Act) (each, an “Indemnified Person”) against any losses, claims, damages or liabilities, joint and/or several (“Losses”), to which such Indemnified Person may become subject in connection with the Distribution and/or the Tender Offers, as well as any other Losses insofar as such Losses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Tender Offer documents, any prospectus (including any free-writing prospectus), any proxy statement or tender offer document related to the Proposed Transaction, or any amendment or supplement thereto, any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any testing-the-waters communication, any report or other information filed or required to be filed pursuant to the Securities Act or the Exchange Act, or any other statement or omission made in connection with the Distribution and/or the Tender Offers, or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Person for any legal or other out-of-pocket expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim as such expenses are incurred.

(b)

Promptly after receipt by an Indemnified Person of notice of the commencement of any action pursuant to which indemnification may be available hereunder, such Indemnified Person shall notify Tontine in writing of the commencement thereof, the amount or the estimated amount of Losses sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Losses), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto; provided that the failure to notify Tontine shall not relieve Tontine from any liability that it may have under Section 2.1(a) except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify Tontine shall not relieve Tontine from any liability that it may have to an Indemnified Person otherwise than under Section 2.1(a). In case any such action shall be brought against any Indemnified Person, and it shall notify in writing Tontine of the commencement thereof, Tontine shall be entitled to participate therein and, to the extent that it shall wish, to direct and assume the defense thereof, with counsel satisfactory to Tontine (who shall not, except with the consent of the Indemnified Person, be counsel to the Indemnified Person), and, after notice from Tontine to such Indemnified Person of its election so to direct and assume the defense thereof, Tontine shall not be liable to Indemnified Person under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable out-of-pocket costs of investigation. The Indemnified Persons shall cooperate with Tontine in connection with the defense, negotiation or settlement of any such action, including by providing access to the Company’s relevant business records and other documents and employees. Tontine shall not, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. Tontine shall have no liability with respect to any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder, settled by any Indemnified Person without their prior written consent, which consent shall not be unreasonably withheld or delayed.

(c)

Subject to the terms and conditions of this Agreement, if the indemnification provided for in Section 2.1(a) is unavailable to an Indemnified Person or is insufficient to hold an Indemnified Person harmless in respect of any Losses, referred to therein, then Tontine shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by Tontine on the one hand and Vivendi on the other hand from the Distribution and/or the Tender Offers or (ii) if the allocation provided by clause (i) above is not permitted by Applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Tontine on the one hand and of Vivendi on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of Tontine on the one hand and of Vivendi on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by Tontine or Vivendi, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a Party as a result of the Losses referred to in this Section 2.1 (c) shall be deemed to include any out-of-pocket legal or other fees or expenses reasonably incurred by such Party in connection with investigating, preparing to defend or defending any proceeding. Notwithstanding anything else herein, the Parties acknowledge Vivendi shall not receive any benefits from the Distribution and/or the Tender Offers, and Tontine is solely responsible for the substance and content of all information contained in any of the documents or communications that are the subject of the indemnification obligations hereunder.

(d)

The Indemnified Persons shall cooperate with Tontine to resolve any matter pursuant to which indemnification or contribution may be available hereunder, including (i) by using such efforts to mitigate damages after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnifiable Losses and, without limiting the generality of the foregoing, (ii) by promptly, at the request of Tontine, (a) correcting any information provided by any Indemnified Person in connection with the Distribution and/or the Tender Offers if and to the extent that such information shall have become false or misleading in any material respect and (b) providing any necessary information to Tontine to avoid any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

2.2.	Limitations

(a)	The indemnification provided for in Section 2.1(a) shall not be subject to any cap or deductible.

(b)

Losses shall be determined without duplication of any other Losses for which a claim has been made under any representation or warranty. The Indemnified Persons shall not be entitled to recover more than once for the same Loss.

(c)

Payments by Tontine pursuant to this Agreement in respect of any Loss shall be reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Persons from any third parties (other than Tontine in its capacity as such) in respect of any such Loss.

(d)

This Agreement shall expire upon the expiration of the applicable statutes of limitations plus 3 months for the claims in respect of the Distribution and/or the Tender Offers or if earlier, a final settlement releasing the Indemnified Persons from liability to any person in respect of the matters for which the Indemnified Persons are indemnified hereunder.

2.3.	Third-Party Beneficiaries

Tontine acknowledges and agrees that the Indemnified Persons may be third-party beneficiaries of the undertakings of the parties contained in this Agreement and shall have the right to enforce this Agreement against Tontine.

2.4.	Payments; Treatment of the Indemnity Payments

(a)

If any indemnity payments to an Indemnified Person pursuant to this Agreement is subject to any deduction or withholding in respect of U.S. federal, state or local Tax, the amount of the indemnity payment shall be increased so that the net amount actually recovered by the Indemnified Person shall be equal to the amount it would have received if the indemnity payment has not been subject to such deduction or withholding, except to the extent that such withholding or deduction: (i) is with respect to an Indemnified Person Income Tax, (ii) arises as a result of the failure of any Indemnified Person to provide any Tax forms or otherwise use commercially reasonable efforts to avoid or eliminate such withholding or deduction, (iii) is imposed under FATCA or CRS (including any treaties or intergovernmental agreements, regulations or standards implementing FATCA or CRS) or (iv) arises as a result of any Indemnified Person’s assignment of its interest under this Agreement (Taxes described in clauses (i)-(iv) collectively, “Excluded Taxes”). To the extent a refund or credit is received in respect of any Tax in respect of which any increased amount was payable under this section 2.4, the Indemnified Person shall reimburse such increased amounts, to the relevant payor, in an amount that leaves the Indemnified Person in the same net position after U.S. Taxes (other than Excluded Taxes) had no withholding or deduction been required.

(b)

For U.S. federal income tax purposes, the Parties agree to treat any indemnity payments hereunder as adjustments to the purchase price of the Sale Shares unless otherwise required by a final “determination” under Section 1313 of the U.S. Tax Code.

2.5.	Sole Remedy

The rights and remedies provided in this Agreement shall be exclusive and in lieu of any other right, action, defence, claim or remedy of the Parties, except in the event of fraud.

3.	REPRESENTATIONS AND WARRANTIES OF TONTINE

Tontine represents and warrants to Vivendi as follows:

3.1.	Organization

Tontine is duly organized, validly existing and in good standing under the laws of Delaware, with requisite power and authority to own, lease and operate its properties and carry on its business in all material respects as presently owned or conducted.

3.2.	Binding Obligation; Legends

Tontine has all requisite authority and power to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized by all necessary action and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Tontine and is enforceable against it in accordance with its terms.

The documentation in respect of the Tender Offers shall expressly state in a form agreed by Vivendi and the Company (such agreement not to be unreasonably withheld or delayed) that such documentation is the sole responsibility of Tontine and nothing contained in such documentation constitutes a statement or representation of Vivendi, the Company or any of their Affiliates, and Tontine is solely responsible for such documentation and its content.

3.3.	No Defaults or Conflicts

The execution and delivery of this Agreement (i) do not result in any violation of the charter or by-laws or other constituent documents of Tontine, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which Tontine is a party or by which Tontine is bound or to which its properties may be subject, and (iii) do not violate any existing Applicable Law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over Tontine or any of its properties.

3.4.	Solvency

As of the date hereof, Tontine shall: (i) be able to pay its debts as they become due; (ii) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business.

After giving effect to the Redemption TO and, as the case may be, the issuance by Tontine of $1.6 billion in forward purchase units to certain investment funds managed by Pershing Square Capital Management, L.P., or designees thereof, Tontine shall have $1.0 billion of cash and marketable securities (as defined under U.S. GAAP). Tontine shall continue to have $1.0 billion of cash, marketable securities and other property, in the aggregate, and shall not declare or pay any dividend or make any other payments or distribution (whether in cash, securities or other property) on account of Tontine’s equity securities or to the direct or indirect holders of Tontine’s equity securities in their capacity as such; in each such case, until the earlier of (x) with the written agreement of Vivendi (which consent shall not be unreasonably withheld), substitution by Tontine of a creditworthy successor obligor that assumes in writing Tontine’s indemnification obligations under this Agreement or the provision of insurance or a surety bond in an amount similar to the amount of cash and marketable securities held by Tontine (or such other amount as otherwise agreed between the parties) or (y) completion by Tontine of a business combination, upon which Tontine shall procure that the surviving or combined entity expressly assumes in writing Tontine’s indemnification obligations under this Agreement (except, for the avoidance of doubt, those provided for under this paragraph).

3.5.	Litigation

There is no action pending or threatened against Tontine or any material portion of its properties or assets before any Governmental Authority with respect to which there is a substantial possibility of a determination which questions the validity or legality of this Agreement would reasonably be expected, individually or in the aggregate, to materially impair its ability to perform its undertakings under the Agreement.

4.	MISCELLANEOUS

4.1.	Notices

All notices, requests and other communications to any party hereto shall be in writing in the English language and shall be deemed effectively given: (i) upon delivery to the party to whom the same is directed, (ii) when sent by electronic mail (unless the sender receives a message indicating failure to deliver or a similar error message) if sent prior to 5:00 pm on a Business Day in the place of receipt; if not, then on the next Business Day in the place of receipt, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) Business Days after deposit with an internationally recognized overnight courier, with written verification of receipt, in each case:

if to Tontine, to:

Pershing Square Tontine Holdings, Ltd

787 Eleventh Avenue, 9th Floor

New York, NY 10019

Attention: Corporate Secretary

Email: milankov@persq.com

with copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

United States of America

Attention: Joseph C Shenker, Scott D Miller and Olivier de Vilmorin

Email: shenkerj@sullcrom.com; millersc@sullcrom.com; devilmorino@sullcrom.com

and

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

United States of America

Attention: Stephen Fraidin and Gregory P. Patti, Jr.

Email: stephen.fraidin@cwt.com; greg.patti@cwt.com

if to Vivendi, to:

Vivendi S.E.

42, avenue de Friedland

75008 Paris, France

Attention: Frédéric Crépin and Caroline le Masne

Email: frederic.crepin@vivendi.com; caroline.lemasne@vivendi.com with a copy to:

Cabinet Bompoint

48, avenue Victor Hugo

75116 Paris, France

Attention: Me Dominique Bompoint

Email: dbompoint@bompoint-avocats.com

Any party hereto may change or supplement the addresses given above, or designate additional addresses by giving the other parties written notice of the new address in the manner set forth above.

4.2.	Amendments and Waivers

(a)

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party hereto against whom the waiver is to be effective.

(a)

No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

4.3.	Expenses

Except as otherwise provided herein, all costs and expenses (financial, legal, accounting and others) incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expenses.

4.4.	Governing Law and Jurisdiction

This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws that would otherwise require the application of the laws of any other jurisdiction.

4.5.	Consent to Jurisdiction, Venue and Service of Process

(a)

The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party to this Agreement hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party to this Agreement hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue.

(b)

The parties hereto agree that delivery of any process, summons, notice or document to a party hereof in compliance with Section 4.1 of this Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.

4.6.	Waiver of Jury Trial

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

4.7.	Counterparts; Effectiveness

This Agreement may be executed (including by facsimile transmission or by e-mail of .pdf attachment) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

4.8.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement. Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of fraud.

4.9.	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.10.	Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, each party to this Agreement hereby waives, to the fullest extent permitted by Applicable Law, (i) any and all defences to any action for specific performance hereunder, including any defence based on the claim that a remedy at law would be adequate, and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

PERSHING SQUARE TONTINE HOLDINGS, LTD

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Chief Executive Officer and Chairman

VIVENDI S.E.

By:	/s/ Arnaud de Puyfontaine
Name: Arnaud de Puyfontaine
Title: Chairman of the Management Board and CEO

[Signature page of the Indemnification Agreement]